EXHIBIT 10.1
FIRST AMENDMENT
TO
THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”) is made and entered into as of December 28, 2007, by and between Sterling Financial Corporation, a Washington corporation (“Sterling”) and William W. Zuppe (the “Executive”). Capitalized terms used herein that are not otherwise defined shall have the meaning attributed to such terms in the Amended and Restated Employment Agreement, dated as of March 19, 2005 by and between Sterling and Executive (the “Employment Agreement”).
WITNESSETH
     WHEREAS, on or about March 19, 2005, Sterling and Executive entered into the Employment Agreement setting forth the terms and conditions of Executive’s employment with Sterling.
     WHEREAS, Executive is retiring from employment with Sterling but will continue to serve as Chairman of the Board of Directors of Sterling Savings Bank as a non-employee director.
     WHEREAS, due to the final treasury regulations promulgated under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the parties desire to clarify certain continuing rights and obligations under the Employment Agreement.
     NOW, THEREFORE, in consideration for their mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sterling and Executive agree that the Employment Agreement is amended and modified as follows:
     1. Section 18, Survival of Benefits, is hereby amended by deleting the second full sentence thereof and replacing it with the following:
          Anything to the contrary herein notwithstanding, following any Termination of Employment, including retirement, but not following a Termination for Cause, for the Executive’s lifetime, Sterling shall continue to provide the perquisites set forth in Section 3(d)(i), (ii) and (iii), as well as medical, dental, disability and travel accident insurance coverages for the Executive and his spouse to substantially the same extent as if the Executive had continued in Sterling’s employ, subject to the terms and conditions described in this Section 18.
          (a) For any reimbursements or in-kind benefits provided by Sterling after Executive’s Termination of Employment, the following conditions apply:

               (1) The benefit plan or reimbursement arrangement must provide an objectively determinable non-discretionary definition of expenses eligible for reimbursement or the in-kind benefits to be provided.
               (2) The benefit or expense eligible for reimbursement or in-kind benefit during a particular calendar year may not affect the expenses eligible for reimbursement or in-kind benefit provided in any other calendar year.
               (3) The reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
               (4) No reimbursement or in-kind benefit is subject to liquidation or exchange for another benefit.
               (5) The amount of the dues and fees for Executive’s club memberships paid in each calendar year shall equal only the amount actually charged by the respective club or organization during the period.
               (6) The amount of reimbursement for tax preparation and financial planning related expenses shall be subject to an annual cap of $20,000 and shall be limited to expenses incurred in seeking advice and assistance from professionals licensed in the tax, accounting, legal or financial service industries.
               (7) The amount of reimbursement for an annual physical examination of Executive by a physician selected by Executive shall be limited to the actual charges incurred in conjunction with such physical examination to the extent not otherwise reimbursed or paid by insurance or Medicare.
               (8) The provision of medical, dental, disability and travel accident insurance coverage shall be offset by the receipt of any alternative benefits under Medicare or similar programs.
          (b) In accordance with the regulations under Section 409A of the Code, the provision of benefits and payment of expenses during the first two calendar years following the calendar year in which Executive’s Termination of Employment occurs (whether voluntary or otherwise), which expenses or benefits must be paid to Executive prior to the end of the third calendar year following the calendar year in which the Termination of Employment occurs, is an exception from the definition of deferred compensation under Section 409A of the Code, and therefore is not subject to the rules and restrictions under Section 409A of the Code, including, but not limited to, the six-month delay in payment of benefits to specified employees. The provision of benefits and payment of expenses during this initial period of time is intended to comply with such exception from the definition of deferred compensation in the regulations under Section 409A of the Code.

          (c) Notwithstanding Sections 18(a) and (b) above, with respect to each welfare benefit provided after Termination of Employment that constitutes a health reimbursement arrangement satisfying the requirements of Section 105 and Section 106 of the Code such that the benefits or reimbursements provided under such arrangement are not includable in Executive’s income, the terms and conditions of Sections 18(a) and (b) shall not apply to such benefits or reimbursements due to the fact that such health reimbursement arrangement is exempt from Section 409A of the Code.
     2. No Implied Modification. Except as specifically provided in this First Amendment, the terms of the Employment Agreement shall not be considered as modified, released, altered or affected, and shall remain in full force and effect unless specifically canceled or amended by an instrument in writing signed by Sterling and Executive.
     3. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     This First Amendment has been executed and delivered by Sterling and Executive as of the date first set forth above.

STERLING FINANCIAL CORPORATION

BY:	/s/ Robert B. Larrabee ROBERT B. LARRABEE

ATTEST:

STERLING FINANCIAL CORPORATION

BY:	/s/ Daniel G. Byrne DANIEL G. BYRNE
Executive Vice President — Finance

/s/ William W. Zuppe WILLIAM W. ZUPPE
[SIGNATURE PAGE TO FIRST AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

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